UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                      November 22, 2004  (November 18, 2004)

O’Sullivan Industries Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-28493	43-1659062
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Mansell Court East, Suite 100, Roswell, Georgia		30076
(Address of principal executive offices)		(ZIP Code)

Registrant's telephone number, including area code (678) 939-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

         Effective November 18, 2004, the Board of Directors of O’Sullivan approved a new 2004 Class A Common Stock Option Plan providing for the issuance of options to purchase up to 93,182 shares of Class A common stock, par value $0.01 per share, subject to adjustment. Under the plan, options may be granted to executives and other key employees of O’Sullivan and its subsidiaries. The plan will be administered by the Compensation Committee of O’Sullivan’s Board of Directors, which will set the terms for each option agreement. Option terms may extend no longer than ten years, and exercise prices must be at least fair market value on the date of grant of the stock option. Vesting terms will be subject to the attainment of certain performance certain performance targets, the passage of time or otherwise; provided, however, that all shares will vest upon a sale of O’Sullivan. The Compensation Committee will designate options as incentive stock options or non-qualified stock options at the time of grant. An option holder may pay the exercise price for options exercised in cash, in shares of previously owned common stock of O’Sullivan or by a reduction in the number of shares to be received by the exercising option holder. Any applicable withholding taxes must be paid in cash, by delivery of previously owned shares or by a reduction in the number of shares to be received by the exercising option holder.

Item 9.01               Financial Exhibits and Exhibits.

(c)         Exhibits.

Exhibit 10.1	O’Sullivan Industries Holdings, Inc. 2004 Class A Common Stock Option Plan.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O'SULLIVAN INDUSTRIES HOLDINGS, INC.

Date: November 22, 2004	/s/ Robert S. Parker
Robert S. Parker President and Chief Executive Officer